UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

May 4, 2006 (April 28, 2006)
Date of Report (Date of earliest event reported)

COMPETITIVE TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-8696	36-2664428
(State or other jurisdiction of incorporation)	(Commission File Number )	(I.R.S. Employer Identification No.)

1960 Bronson Road, Fairfield, Connecticut 06824
(Address of principal executive offices) (Zip Code)

(203) 255-6044
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 28, 2006, Competitive Technologies, Inc. (“CTT”) and 1375 Kings Highway/777 Commerce Drive Associates, LLC, and 14 Mamaroneck Avenue Reinvestment Associates, LLC, entered into a new seven-year lease for 11,025 square feet of office space at 777 Commerce Drive, Fairfield, CT 06425 (the “Lease”). The leased space will be used for CTT’s executive offices and headquarters, which currently are located in another office building also in Fairfield, CT, under a lease that expires December 31, 2006. The new office space, which is larger than that currently occupied by CTT, will provide additional space needed to support current operations and provide for more efficient operations as all staff will be consolidated onto one floor of the new building. The owner of the building currently is constructing the new office and we expect that it will be ready for occupation sometime in the summer of 2006, at which time rent payments will commence. CTT is not paying for the construction of the new offices. We do not expect significant disruption or impact to our operations as a result of the move to the new office. The significant terms of the Lease are as follows:

•	initial term of seven (7) years, but at CTT’s option the Lease may be terminated after five (5) years upon CTT meeting certain conditions;

•	prior to end of the initial term, CTT can renew the Lease for an additional five-year period pursuant to the terms and conditions of the Lease;

•	CTT retains an option for additional space under certain conditions,

•
base rent is $22.50 per square foot, or approximately $250,000 per year, escalating $1.00 per year for each year over the life of the Lease to $28.50 per square foot in the seventh and final year of the Lease; and

•	CTT will pay its own utility costs and a pro-rata share of any increase in building common costs above the initial year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPETITIVE TECHNOLOGIES, INC.

Date: May 4, 2006	By:	/s/ Michael D. Davidson
Name: Michael D. Davidson Title: Vice President and Chief Financial Officer